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                                                                     Exhibit 5.1



                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064


















                                                  July 19, 2001




Playtex Products, Inc.
300 Nyala Farms Road
Westport, Connecticut  06880

                       Registration Statement on Form S-4

Ladies and Gentlemen:

      In connection with the above-captioned Registration Statement on Form S-4 (the "Registration Statement") filed by Playtex Products, Inc., a Delaware corporation (the "Company"), and certain of its subsidiaries named therein (collectively, the Subsidiary Guarantors) with the Securities and Exchange Commission (the "Commission") on June 28, 2001 and amended on July 19, 2001, under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act, we have been requested to render our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of the Company's $350,000,000 aggregate principal amount of 9 3/8% Senior Subordinated Notes due 2011 (the "Exchange Notes") and the guarantees of the Exchange Notes by the Subsidiary Guarantors (the "Guarantees"). Capitalized terms used and not otherwise defined in this opinion have the respective meanings given them in the Registration Statement.

      The Exchange Notes are to be offered in exchange for the Company's outstanding $350,000,000 aggregate principal amount of 9 3/8% Senior Subordinated

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Notes due 2011 (the "Initial Notes") issued and sold by the Company on May 22,
2001 in an offering exempt from registration under the Act. The Exchange Notes will be issued by the Company in accordance with the terms of the Indenture (the "Indenture"), dated as of May 22, 2001, among the Company, the Subsidiary Guarantors and The Bank of New York, as trustee (the "Trustee").

      In connection with this opinion, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"):

      (i) the Registration Statement (including its exhibits);

      (ii) the Indenture, including as exhibits thereto the forms of Exchange Note and the related Guarantees, included as Exhibit 4.1 to the Registration Statement; and

      (iii) the Registration Rights Agreement included as Exhibit 4.2 to the Registration Statement.

      In addition, we have examined (i) those corporate records of the Company and the Subsidiary Guarantors that we have considered appropriate, including the certificate of incorporation, as amended, and by-laws, as amended, of the Company and of each Subsidiary Guarantor (other than Smile-Tote, Inc., a California corporation ("Smile-Tote")) certified by the Company as in effect on the date of this letter and resolutions of the board of directors of the Company and of each Subsidiary Guarantor (other than Smile-Tote) of the Company relating to the issuance of the Exchange Notes and the related Guarantees, each certified by officers of the Company; and (ii) such certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinion expressed below.

      In our examination of the Documents and in rendering the opinion set forth below, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents, the authenticity of all the latter documents and the legal capacity of all individuals who have executed any of the documents which we examined. We have also assumed, without independent investigation, that
(i) Smile-Tote is validly existing and in good standing under the laws of its jurisdiction of organization, (ii) Smile-Tote has all necessary corporate power and authority to execute, deliver and perform its obligations under each of the Documents, (iii) the execution and delivery of each of the Documents and the performance of the transactions provided for in them have been duly authorized by all necessary corporate action and do not violate Smile-Tote's organizational documents or the laws of its jurisdiction of organization, (iv) the due execution and delivery of each of

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the Documents by Smile-Tote under the laws of its jurisdiction of organization;
(v) the enforceability of any of the Documents against any party (other than the Company and the Subsidiary Guarantors), (vi) the Exchange Notes will be issued as described in the Registration Statement, (vii) the Indenture was duly authorized, executed and delivered by the parties to them (other than the Company and the Subsidiary Guarantors) and (viii) the Exchange Notes and the Guarantees will be in substantially the forms attached to the Indenture and that any information omitted from any such forms will be properly added. We have relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificate of officers of the Company.

      Based on the foregoing, and subject to the assumptions, exceptions and qualifications set forth in this letter, we are of the opinion that when duly issued, authenticated and delivered in accordance with the terms of the Indenture, the Exchange Notes will be legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms and the Guarantees will be legal, valid and binding obligations of each of the Subsidiary Guarantors enforceable against each of the Subsidiary Guarantors in accordance with their terms, except in each case as enforceability may be limited by (a) bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally and (b) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

      The opinion expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect. Please be advised that no member of this firm is admitted to practice in the State of Delaware. Except as set forth herein, this letter is not to be relied upon by any other person without our prior written authorization.

      We consent to the use of our name in the Registration Statement and in the prospectus in the Registration Statement as it appears in the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations under the Act.

                                                   Very truly yours,


                                    /s/ Paul, Weiss, Rifkind, Wharton & Garrison

                                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON